Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Nova LifeStyle, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Common Stock	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share(2)	Rule 457(c)	-	-	$9,000,000	0.00015310	$1,377.90
Fees to be Paid	Equity	Warrants to purchase shares of common stock(3)(4)	Rule 457(g)	-	-	-	-	-
Fees to be Paid	Equity	Common Stock underlying the Warrants(2)(3)	Rule 457(o)	-	-	$21,600,000	0.00015310	$3,306.96
		Total				$30,600,000		$4,684.86
Total Fees Previously Paid								$4,164.32
Net Fee Due								$520.54

(1)	This estimate is made pursuant to Rule 457(o) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.
(2)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s ordinary shares, in order to prevent dilution, the number of ordinary shares registered hereby shall be automatically increased to cover the additional ordinary shares in accordance with Rule 416(a) under the Securities Act.
(3)	In accordance with Rule 457(g) under the Securities Act, because the Registrant’s common stock underlying the warrants is registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(4)	The warrants to purchase shares of common stock are exercisable at a per share exercise price equal to 120% of the offering price. The proposed maximum aggregate offering price of the shares of common stock issuable upon exercise of the warrants was calculated to be $21,600,000, which is equal to 240% of the proposed maximum aggregate offering price in this offering.